Exhibit 28(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 8, 2011, relating to the financial statements and financial highlights of Longleaf Partners Funds Trust, comprising Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, and Longleaf Partners International Fund, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements,” “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 29, 2011